Exhibit 99.1

NEWS RELEASE NETGEAR, INC.

NETGEAR® REPORTS FOURTH QUARTER AND 2007 RESULTS

·	Fourth quarter 2007 net revenue increased to $198.3 million, 21% year-over-year growth
·	Fourth quarter 2007 non-GAAP net income of $14.8 million, as compared to $14.9 million in the comparable prior year quarter
·	Fourth quarter 2007 non-GAAP diluted earnings per share of $0.41, as compared to $0.43 in the prior year quarter
·	2007 net revenue increased to $727.8 million, as compared to $573.6 million in 2006,
27% year-over-year growth
·	2007 non-GAAP net income increased to $60.0 million, as compared to $47.8 million in
2006, 26% year-over year-growth
·	2007 non-GAAP diluted earnings per share of $1.68, as compared to $1.38 in 2006, 22%
year-over-year growth
·	Company expects first quarter 2008 net revenue to be in the range of $201 million to $205 million, with non-GAAP operating margin in the range of 11% to 12%

SANTA CLARA, California – February 13, 2008 – NETGEAR, Inc. (NASDAQGM: NTGR), a worldwide provider of technologically advanced, branded networking products, today reported financial results for the fourth quarter and fiscal year ended December 31, 2007.

Net revenue for the fourth quarter ended December 31, 2007 was $198.3 million, a 21% increase as compared to $164.0 million for the fourth quarter ended December 31, 2006, and an increase of 3% as compared to $191.7 million in the third quarter ended September 30, 2007. Net income, computed in accordance with GAAP, for the fourth quarter of 2007 was $12.5 million, or $0.35 per diluted share. This compared to net income of $13.4 million for the fourth quarter of 2006 and to net income of $13.3 million in the third quarter of 2007. Diluted earnings per share, computed in accordance with GAAP, was $0.38 for the fourth quarter of 2006 and $0.37 for the third quarter of 2007.

Gross margin on a non-GAAP basis in the fourth quarter of 2007 was 32.4%, as compared to 32.5% in the year ago comparable quarter, and 34.0% in the third quarter of 2007. Non-GAAP operating margin was 10.8% in the fourth quarter of 2007, as compared to 11.6% in the fourth quarter of 2006, and 11.7% in the third quarter of 2007. In the fourth quarter of 2007, non-GAAP operating expenses were 21.6% of net revenue, as compared to 20.9% in the year ago comparable quarter, and 22.3% in the prior quarter.

Net income on a non-GAAP basis for the fourth quarter of 2007 was $14.8 million compared to non-GAAP net income of $14.9 million for the fourth quarter of 2006, and compared to non-GAAP net income of $16.0 million for the third quarter of 2007. Non-GAAP net income was $0.41 per diluted share in the fourth quarter of 2007, compared to $0.43 per diluted share in the fourth quarter of 2006 and $0.44 per diluted share in the third quarter of 2007. Non-GAAP net income for the fourth quarter of 2007 excludes $763,000 of adjustments related to amortization of purchased intangibles and acquisition related retention bonuses, net of taxes, related to our recent acquisitions. Non-GAAP net income for the fourth quarter of 2007 also excludes non-cash, stock-based compensation, net of tax, of $1.5 million and a $21,000 benefit due to a reduction in litigation reserve requirements, net of tax. Non-GAAP net income for the fourth quarter of 2006 excludes $278,000 of adjustments related to amortization of purchased intangibles and acquisition related retention bonuses, net of taxes. Non-GAAP net income for the fourth quarter of 2006 also excludes non-cash, stock-based compensation, net of tax, of $1.2 million. Non-GAAP net income for the third quarter of 2007 excludes $811,000 of adjustments related to amortization of purchased intangibles and acquisition related retention bonuses, net of taxes, related to our recent acquisitions. Non-GAAP net income for the third quarter of 2007 also excludes non-cash, stock-based compensation, net of tax, of $1.8 million and $124,000 in litigation reserves, net of tax. The accompanying schedules provide a reconciliation of net income computed on a GAAP basis to net income computed on a non-GAAP basis.

Net revenue for 2007 was $727.8 million, a 27% increase as compared to $573.6 million for 2006. Net income, computed in accordance with GAAP, for 2007 was $46.0 million or $1.28 per diluted share. This net income was a 12% increase compared to net income of $41.1 million for 2006. Earnings per share, computed in accordance with GAAP, was $1.19 per diluted share in 2006.

Non-GAAP net income for 2007 was $60.0 million, a 26% increase compared to non-GAAP net income of $47.8 million for 2006. Non-GAAP net income was $1.68 per diluted share for 2007, compared to $1.38 per diluted share for 2006, a 22% increase. Non-GAAP net income for 2007 excludes $7.4 million of adjustments related to amortization of purchased intangibles and in-process research and development, impact to cost of sales from purchase accounting adjustments to inventory and acquisition related retention bonuses, net of taxes, related to our recent acquisitions. Non-GAAP net income for 2007 also excludes non-cash, stock-based compensation, net of tax, of $6.6 million and $103,000 in litigation reserves, net of tax. Non-GAAP net income for 2006 excludes $3.3 million of adjustments related to amortization of purchased intangibles and in-process research and development, as well as retention bonuses, net of taxes, related to an acquisition. Non-GAAP net income for 2006 also excludes non-cash, stock-based compensation, net of tax, of $3.4 million. The accompanying schedules provide a reconciliation of net income computed on a GAAP basis to net income computed on a non-GAAP basis.

Patrick Lo, Chairman and Chief Executive Officer of NETGEAR, commented, “We had a solid revenue quarter and we believe we made market share gains in all three regions. We continued to see steady growth in the adoption of broadband Internet services in our target customer base. Coupled with our differentiated product offerings and focused channel programs, we believe we continued to outgrow the market in Q4 and the entire year of 2007. We continued to make progress in expanding our channel reach. We increased our retail footprint by 20% in Q4 2007 to over 22,000 retail outlets worldwide, and increased the number of active Value Added Resellers by almost 10% to close to 40,000. In the fourth quarter our net revenue from service providers was approximately 23% of total net revenue, as compared to 22% in the third quarter of 2007, and 28% in the fourth quarter of 2006. We experienced unexpected higher costs of air freight in the fourth quarter, which contributed to the underperformance against our operating margin target. We are in the process of rebidding the air freight service and expect to bring the costs in line in coming quarters.”

Christine Gorjanc, Chief Financial Officer of NETGEAR, said, “We ended the fourth quarter of 2007 with net inventory at $83.0 million, compared to $79.3 million at the end of the third quarter of 2007, and $77.9 million at the end of the fourth quarter of 2006. Ending inventory turns were 6.5, compared to 6.5 at the end of the third quarter of 2007, and 5.7 at the end of the fourth quarter of 2006. Days sales outstanding (DSO) were 73 in the fourth quarter of 2007, compared to 66 days in the third quarter of 2007 and 66 days in the fourth quarter of 2006. Cash, cash equivalents and short-term investments were $205.3 million at the end of the fourth quarter of 2007, compared to $177.2 million at the end of the third quarter of 2007, and $197.5 million at the end of the fourth quarter of 2006. Deferred revenue decreased to $7.6 million at the end of the fourth quarter of 2007, compared to deferred revenue of $7.8 million at the end of the third quarter of 2007, and $8.2 million at the end of the fourth quarter of 2006.”

The U.S. retail channel inventory ended the fourth quarter of 2007 at 7.6 weeks, compared to 8.4 weeks in the fourth quarter of 2006, and 8.8 weeks in the third quarter of 2007. U.S. distribution channel inventory ended the fourth quarter of 2007 at 5.2 weeks, compared to 3.5 weeks in the fourth quarter of 2006, and 4.2 weeks in the third quarter of 2007. European distribution channel inventory ended the fourth quarter of 2007 at approximately 5.4 weeks, compared to approximately 5.1 weeks in the fourth quarter of 2006, and 4.9 weeks in the third quarter of 2007. Asia Pacific distribution channel inventory ended the fourth quarter of 2007 at approximately 5.2 weeks, compared to approximately 4.2 weeks in the fourth quarter of 2006, and 4.7 weeks in the third quarter of 2007.

Net revenue by geography comprises gross revenue less such items as marketing incentives paid to customers, sales returns and price protection. The following table shows net revenue by geography for the periods indicated:

Net revenue by geography:

			Three months ended					Year ended

	December 31, 2007		December 31, 2006		September 30, 2007		December 31, 2007		December 31, 2006

North America	$69,492	35%	$51,414	31%	$76,357	40%	$273,695	38%	$220,440	38%
Europe, Middle-East and Africa	107,098	54%	99,963	61%	95,549	50%	380,354	52%	298,234	52%

Asia Pacific	21,669	11%	12,625	8%	19,775	10%	73,738	10%	54,896	10%

	$198,259	100%	$164,002	100%	$191,681	100%	$727,787	100%	$573,570	100%

Looking forward, Mr. Lo added, “Our focus remains on executing our strategy, which is to continuously drive growth through expansion in product line-up, channel penetration, new geographies and profitably expanding our global market share. Our leadership in innovation continued to be recognized by the industry and our customers through a series of awards. We received 4 awards at the Consumer Electronics Show (CES) in Las Vegas in January 2008. PC World Magazine gave our Digital Entertainer HD the Top 10 Most Innovative Product Award. We were awarded the “Best of Innovation in Home Networking” by CES. We were selected by Laptop Magazine as the “Best of Show in WiFi/Home Networking”. And we were selected by Popular Mechanics Magazine as the Editor’s Choice for CES. The initial market reception of our new RangeMAX N line of WiFi products based on the latest Metamaterial multi antenna technology is very encouraging. We are optimistic that 2008 will be another growth year for the industry and particularly for NETGEAR. We expect normal seasonality in Q1 2008. Specifically, we expect first quarter net revenue to be approximately $201 million to $205 million, with non-GAAP operating margin in the range of 11% to 12%. Finally, we expect the non-GAAP effective tax rate to be approximately 39%.”

Investor Conference Call / Webcast Details

NETGEAR will review the fourth quarter 2007 results and discuss management’s expectations for the first quarter of 2008 today, Wednesday, February 13, 2008 at 5 p.m. EST (2 p.m. PST). The dial-in number for the live audio call is (201) 689-8560. A live webcast of the conference call will be available on NETGEAR's website at www.netgear.com. A replay of the call will be available 2 hours following the call through midnight EST (9 p.m. PST) on Wednesday, February 20, 2008 by telephone at (201) 612-7415 and via the web at www.netgear.com. The account number to access the phone replay is 3055 and the conference ID number is 273056.

About NETGEAR, Inc.

NETGEAR (NASDAQGM: NTGR) designs technologically advanced, branded networking solutions that address the specific needs of small and medium business and home users. The Company's product offerings enable users to share Internet access, peripherals, files, digital multimedia content and applications among multiple personal computers and other Internet-enabled devices. As an ENERGY STAR® partner, NETGEAR offers products that prevent greenhouse gas emissions by meeting strict energy-efficiency specifications set by the U.S. government. NETGEAR is headquartered in Santa Clara, Calif. For more information, visit the company's Web site at http://www.netgear.com or call (408) 907-8000.

© 2008 NETGEAR, Inc. NETGEAR®, and the NETGEAR Logo are trademarks or registered trademarks of NETGEAR, Inc. in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. Information is subject to change without notice. All rights reserved. Actual data throughput will vary from maximum signal rates stipulated. Network conditions and environmental factors, including volume of network traffic, building materials and construction, and network overhead, lower actual data throughput.

Contact:

Joseph Villalta The Ruth Group (646) 536-7003 jvillalta@theruthgroup.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the expected performance characteristics, specifications, market acceptance, market growth, specific uses, user feedback and market position of NETGEAR's products and technology are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management's current expectations and are subject to certain risks and uncertainties, including, without limitation, the following: the actual price, performance and ease of use of NETGEAR's products may not meet the price, performance and ease of use requirements of customers, product performance may be adversely affected by real world operating conditions, new viruses or Internet threats may develop that challenge the effectiveness of security features in NETGEAR's products, the ability of NETGEAR to market and sell its products and technology, the impact and pricing of competing products and the introduction of alternative technological solutions. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company's periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled "Part II - Item 1A. Risk Factors," pages 27 through 38, in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, filed with the Securities and Exchange Commission on November 9, 2007. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Information:

To supplement our consolidated financial statements presented on a GAAP basis, NETGEAR uses non-GAAP measures of operating results, net income and income per share, which are adjusted to exclude certain expenses and tax benefits we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of NETGEAR’s underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.

– Tables Attached –

NETGEAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended			Year ended

	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Net revenue	$198,259	$164,002	$727,787	$573,570
Cost of revenue	135,414	110,826	485,180	379,911

Gross profit	62,845	53,176	242,607	193,659

Operating expenses:
Research and development	7,189	5,247	28,070	18,443
Sales and marketing	31,182	24,937	117,938	91,881
General and administrative	6,577	5,729	27,220	20,905
In-process research and development	-	-	4,100	2,900
Litigation reserves	(35)	-	167	-

Total operating expenses	44,913	35,913	177,495	134,129

Income from operations	17,932	17,263	65,112	59,530
Interest income, net	2,002	1,957	8,426	6,974
Other income	146	1,889	3,298	2,495

Income before income taxes	20,080	21,109	76,836	68,999
Provision for income taxes	7,546	7,660	30,882	27,867

Net income	$12,534	$13,449	$45,954	$41,132

Net income per share:
Basic	$0.36	$0.40	$1.32	$1.23

Diluted	$0.35	$0.38	$1.28	$1.19

Weighted average shares outstanding used to compute net
income per share:
Basic	35,193	33,789	34,809	33,381

Diluted	36,101	34,995	35,839	34,553

Stock-based compensation expense was allocated as follows:
Cost of revenue	$185	$119	$633	$430
Research and development	699	394	2,391	1,119
Sales and marketing	694	450	3,013	1,405
General and administrative	744	455	2,842	1,551

NETGEAR, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Excluding amortization of purchased intangibles, in-process research and development, acquisition related retention bonuses, impact to cost of sales from purchase accounting adjustments to inventory, litigation reserves and stock-based compensation, net of tax.

(In thousands, except per share data)

(Unaudited)

		Three months ended	Year ended

	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Net revenue	$198,259	$164,002	$727,787	$573,570
Cost of revenue	134,045	110,632	479,965	379,356

Gross profit	64,214	53,370	247,822	194,214

Operating expenses:
Research and development	6,431	4,523	24,901	16,838
Sales and marketing	30,488	24,487	114,925	90,476
General and administrative	5,833	5,274	24,378	19,354
In-process research and development	-	-	-	-
Litigation reserves	-	-	-	-

Total operating expenses	42,752	34,284	164,204	126,668

Income from operations	21,462	19,086	83,618	67,546
Interest income, net	2,002	1,957	8,426	6,974
Other income	146	1,889	3,298	2,495

Income before income taxes	23,610	22,932	95,342	77,015
Provision for income taxes	8,841	8,000	35,305	29,168

Net income	$14,769	$14,932	$60,037	$47,847

Net income per share:
Basic	$0.42	$0.44	$1.72	$1.43

Diluted	$0.41	$0.43	$1.68	$1.38

Weighted average shares outstanding used to compute net
income per share:
Basic	35,193	33,789	34,809	33,381

Diluted	36,101	34,995	35,839	34,553

NETGEAR, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share data)
(Unaudited)

	Three months ended				Year ended

	December 31, 2007			December 31, 2007

	GAAP	Adjustments Non-GAAP		GAAP	Adjustments Non-GAAP

Net revenue	$198,259	$-	$198,259	$ 727,787	$-	$727,787
Cost of revenue	135,414	1,369	134,045	485,180	5,215	479,965

Gross profit	62,845	(1,369)	64,214	242,607	(5,215)	247,822

Operating expenses:
Research and development	7,189	758	6,431	28,070	3,169	24,901
Sales and marketing	31,182	694	30,488	117,938	3,013	114,925
General and administrative	6,577	744	5,833	27,220	2,842	24,378
In-process research and development	-	-	-	4,100	4,100	-
Litigation reserves	(35)	(35)	-	167	167	-

Total operating expenses	44,913	2,161	42,752	177,495	13,291	164,204

Income from operations	17,932	(3,530)	21,462	65,112	(18,506)	83,618
Interest income, net	2,002	-	2,002	8,426	-	8,426
Other income	146	-	146	3,298	-	3,298

Income before income taxes	20,080	(3,530)	23,610	76,836	(18,506)	95,342
Provision for income taxes	7,546	(1,295)	8,841	30,882	(4,423)	35,305

Net income	$12,534	$(2,235)	$14,769	$ 45,954	$(14,083)	$60,037

Net income per share:
Basic	$0.36		$0.42	$ 1.32		$1.72

Diluted	$0.35		$0.41	$ 1.28		$1.68

Weighted average shares outstanding used to compute
net income per share:
Basic	35,193		35,193	34,809		34,809

Diluted	36,101		36,101	35,839		35,839

NETGEAR, INC.
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)
(Unaudited)

	Three months ended				Year ended

	December 31, 2006			December 31, 2006

	GAAP	Adjustments Non-GAAP		GAAP	Adjustments Non-GAAP

Net revenue	$164,002	$-	$164,002	$ 573,570	$-	$573,570
Cost of revenue	110,826	194	110,632	379,911	555	379,356

Gross profit	53,176	(194)	53,370	193,659	(555)	194,214

Operating expenses:
Research and development	5,247	724	4,523	18,443	1,605	16,838
Sales and marketing	24,937	450	24,487	91,881	1,405	90,476
General and administrative	5,729	455	5,274	20,905	1,551	19,354
In-process research and development	-	-	-	2,900	2,900	-

Total operating expenses	35,913	1,629	34,284	134,129	7,461	126,668

Income from operations	17,263	(1,823)	19,086	59,530	(8,016)	67,546
Interest income	1,957	-	1,957	6,974	-	6,974
Other income	1,889	-	1,889	2,495	-	2,495

Income before income taxes	21,109	(1,823)	22,932	68,999	(8,016)	77,015
Provision for income taxes	7,660	(340)	8,000	27,867	(1,301)	29,168

Net income	$13,449	$(1,483)	$14,932	$ 41,132	$(6,715)	$47,847

Net income per share:
Basic	$0.40		$0.44	$ 1.23		$1.43

Diluted	$0.38		$0.43	$ 1.19		$1.38

Weighted average shares outstanding used to compute
net income per share:
Basic	33,789		33,789	33,381		33,381

Diluted	34,995		34,995	34,553		34,553

NETGEAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$167,495	$ 87,736
Short-term investments	37,848	109,729
Accounts receivable, net	157,765	119,601
Inventories	83,023	77,932
Deferred income taxes	13,091	13,415
Prepaid expenses and other current assets	20,367	15,946

Total current assets	479,589	424,359
Property and equipment, net	11,205	6,568
Intangibles, net	16,319	975
Goodwill	41,985	3,800
Other non-current assets	2,011	2,202

Total assets	$551,109	$ 437,904

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$55,333	$ 39,818
Accrued employee compensation	16,085	11,803
Other accrued liabilities	89,470	75,909
Deferred revenue	7,619	8,215
Income taxes payable	-	7,737

Total current liabilities	168,507	143,482
Deferred income tax liability	2,626	-
Non-current income taxes payable	8,272	-
Deferred rent	181	-

Total liabilities	179,586	143,482
Stockholders' equity:
Common stock	35	33
Additional paid-in capital	252,421	221,487
Cumulative other comprehensive gain (loss)	101	(5)
Retained earnings	118,966	72,907

Total stockholders' equity	371,523	294,422

Total liabilities and stockholders' equity	$551,109	$ 437,904